Exhibit 99.2

Filed by Liberty Media Corporation pursuant to Rule 425 under the
Securities Act of 1933 and deemed filed pursuant to Rule 14a-6(b) of the
Securities Exchange Act of 1934

Subject Company: Liberty Media Corporation
Commission File No.: 001-35707

Excerpts from the Earnings Release

Highlights include: . . .

•	Yesterday Liberty Media settled litigation with Vivendi Universal for $775 million

. . .

•	S-4 related to the recapitalization into three tracking stock groups declared effective by SEC on February 19th; stockholder meeting scheduled for April 11th

"At Liberty, we are very pleased to announce a settlement of litigation with Vivendi which resulted in a payment of $775 million, of which we will net after-tax proceeds of approximately $420 million. We continue to make progress on our plan to recapitalize into three tracking stock groups and expect to hold a shareholder vote in April."

Liberty Media announced today that it has entered into a settlement of its lawsuit against Vivendi Universal S.A., pursuant to which Vivendi S.A. has paid Liberty Media $775 million in settlement of all claims related to a dispute that arose from a 2001 transaction. Liberty Media had prevailed in the United States District Court for the Southern District of New York with a jury verdict of approximately €765 million (excluding pre-judgment interest). Both sides had appealed the earlier judgment. As a result of the settlement all appeals have been dismissed and the parties have provided each other with mutual releases.

Following the payment of a contingency fee to its legal counsel, as well as amounts payable to Liberty Global plc, a former subsidiary which was a plaintiff in the action, Liberty Media expects to net after-tax proceeds of approximately $420 million in cash.

. . .

During November 2015, Liberty Media's board of directors authorized management to pursue a reclassification of the company's common stock into three new tracking stock groups, one to be designated as the Liberty Braves Group, one to be designated as the Liberty Media Group and one to be designated as the Liberty SiriusXM Group, and a distribution of subscription rights related to the Liberty Braves Group tracking stock following the creation of the new tracking stocks.

In connection with the creation of the new tracking stocks, Liberty Media will be holding a Special Meeting of Stockholders on April 11, 2016 at 1:30 p.m., M.D.T., at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112. The record date for the meeting is 5:00 p.m., New York City time, on February 22, 2016. At this special meeting, holders will be asked to vote on several proposals related to the creation of the new tracking stocks. The distribution ratios and other relevant information regarding the new tracking stocks are available in the Form S-4 filed on February 18, 2016 and declared effective by the SEC on February 19, 2016. The completion of the tracking stock restructuring is contingent upon (among other things, including the requisite stockholder approval) receipt of an opinion from counsel regarding the tax free nature of the transaction.

Excerpts from the Earnings Call

Gregory B. Maffei, President, Chief Executive Officer & Director, Liberty Media Corporation

. . . First, focus on Liberty Media. A mere 13 years in the making, we're very pleased to announce the settlement of our Vivendi litigation with a payment of $775 million. After payments to some other parties, including some lawyers and a government who pay taxes, we'll net after-tax proceeds of approximately $420 million. Merci, Vincent and Arnaud.

The S-4 related to the recapitalization into three tracking stocks was declared effective by the SEC on the 19th of February. We have a stockholder meeting scheduled to vote on these on the 11th of April.

So let me focus on the operational highlights for a moment, beginning with SiriusXM, which again posted very good results. Subscriber count increased to 29.6 million. 2015 revenue totaled $4.6 billion, up 9%. Adjusted EBITDA grew 13% to a record $1.66 billion. Notably, during the quarter we signed a long-term agreement with Howard Stern, which includes his extensive audio and video library. And as of the end of January Liberty's ownership stake stood at 62.1%.

Turning now to Live Nation, Live Nation had a record year as well. Revenue, adjusted operating income, and free cash flow were all up 11% in constant currency during 2015. Live Nation promoted 25,000 concerts last year to 63 million fans. At Ticketmaster, GTV was up 12% in constant currency, and Ticketmaster processed a record 530 million tickets globally.

Live Nation continued its international expansion in 2016. Live Nation Canada acquired the festival portfolio from Union Events earlier this month. And we acquired a controlling interest in South Africa's leading concert promoter earlier this week.

Lastly, looking at the Braves, SunTrust Park construction continues. We've reached the 50% completion stage. The project is 95% designed and approximately 75% leases were committed. In December, we closed on the mixed-use financing, totaling $207 million. And looking at the operating performance and prospects for the team, we've dramatically strengthened the farm system and it's generally ranked number one by most pundits.

. . .

Question & Answer

James Ratcliffe, Analyst, The Buckingham Research Group, Inc.

Hi. Thanks for taking the question. Two housekeeping ones. First of all, where – unless – assume you don't do anything with the cash from Vivendi before the trackers are created, which tracker does it get assigned to? And secondly, of the – you said you closed the $207 million financing for the Braves. Is that actually in the debt balances at year end, or is that yet to be drawn? Thanks.

Gregory B. Maffei

So on the first part, that cash will be attributed to the Liberty Media tracker, and by that I mean not the Liberty Braves tracker and not the Liberty SiriusXM tracker. That lawsuit has always been sitting in there. And we have the facility available but not drawn as of year end on the Braves facility.

James M. Ratcliffe

Got it. And do you expect to be – need essentially all of that by the time the stadium opens?

Gregory B. Maffei

Yes.

Christopher W. Shean, Chief Financial Officer, Liberty Media Corporation

That's correct.

. . .

Thomas William Eagan, Analyst, Telsey Advisory Group LLC

. . . A question on LMCA. As we approach the upcoming tracking stock split and the creation of Liberty Sirius, I was hoping you could compare and contrast the Liberty SIRI tracker with the old LMDA Liberty tracker with DIRECTV in terms of structure, voting rights and strategy. Thanks.

Gregory B. Maffei

So Tom, I would say that they are largely similar. A couple of differences in term – the voting rights, all those things are largely similar to my recollection. That was a while ago but as best I can recall. And – but I would note one difference, which is in the old LMDIA, we had three RSNs as well as our 57% economic and 48% voting position in DIRECTV. Here, we really only have our 62%-plus position in Sirius, and it's about as clean as you can possibly be.

Thomas William Eagan

Right.

Gregory B. Maffei

So I think that's the one contrast between the two positions.

Thomas William Eagan

And in terms of the strategy?

Gregory B. Maffei

Well, I think we've expressed in the past with our actions and our words that we would love to be an owner, 100% of SiriusXM. I think we've also expressed in the past with our actions and our words, there's a limit of what we're willing to pay for that. And we – our position has gone from being 40.1% – or 40.4% when we struck the transaction back in February and March of 2009 to being 62%-plus today. And time is on our side in terms of eventually, I believe, we're likely to be the 100% owner at some reasonable price.

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Forward Looking Statements

The foregoing press release and transcript excerpts include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed new tracking stocks, the interest in Sirius XM Holdings Inc. and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed recapitalization. These forward looking statements speak only as of the date of the communication, and Liberty Media Corporation (“Liberty Media”) expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in the foregoing press release and transcript excerpts.

Additional Information

Nothing in the foregoing press release and transcript excerpts shall constitute a solicitation to buy or an offer to sell shares of Liberty Media’s existing common stock or Liberty Media’s proposed Liberty Braves tracking stock, Liberty SiriusXM tracking stock or Liberty Media tracking stock. The offer and sale of shares of the proposed tracking stocks will only be made pursuant to Liberty Media’s effective registration statement. Liberty Media stockholders and other investors are urged to read the registration statement filed with the SEC regarding the proposed tracking stocks, including the proxy statement/prospectus contained therein, because they contain important information about the issuance of shares of the proposed tracking stocks. Copies of Liberty Media’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

 Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the tracking stocks. Information regarding the directors and executive officers of Liberty Media and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, are available in the definitive proxy materials with respect to the creation of the proposed tracking stocks filed with the SEC.